EXHIBIT 10.8
LICENSE AND OPTION TO PURCHASE

This agreement (the "Agreement") entered into in on this 11th day of July 2011, by and between Infrared Sciences Corp., a Delaware Corporation (“Infrared”), and Computer Vision Systems Laboratories Corp, a Florida Corporation (“CVSL”).

Whereas Infrared is the lawful owner of the certain non-patented technology, equipment and other property set forth herein.

Whereas CVSL plans to engage in the business of acquiring and developing patented and non-patented medical technologies for commercialization;

Whereas Infrared agrees to grant CVSL a license (the “License”) to use, develop, modify and commercialize certain  related Intellectual Property and grant CVSL an option (the “Option”) to purchase the Property and related Intellectual Property in accordance with the terms and conditions set forth herein

CVSL agrees to accept the License and Option on the terms and conditions set forth herein.

NOW THEREFORE, on the basis of mutual benefit and friendly negotiation, Infrared and CVSL agree as follows:

1.1  The Intellectual Property

Intellectual Property shall mean the following:
(i) Infrared Sciences, Sentinel Breast Scan and BreastScan IR trademarks and service Marks;
(ii) FDA 510(k) Clearance and CE Mark; and
(iii) Sentinel BreastScan imaging system.
Intellectual Property shall also mean and include the any and all patents, copyrights, trade secrets, firmware, trade or service names and marks and other legal rights to own and/or use, or to exclude others from ownership or use, (and all applications for any of the foregoing) that relates to, consists of, comprises, incorporates, embodies or otherwise relates to the Property; and shall also mean and include all inventions, proprietary data, information know-how, show-how, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, whether known, owned or controlled by, or licensed (with the right to sublicense) to Infrared including knowledge, experience and all skills which relate to or are useful for the research, development, manufacture, use or commercialization of the Property, including, without limitation, Technical Data, experience and skills, whether or not the same could be, or has been, recorded in writing or otherwise recorded.

1.2  Grant

Under the terms and conditions hereinafter set forth, Infrared hereby grants to CVSL and CVSL accepts from Infrared an exclusive license to use, develop, modify and commercialize parts of or all of the Intellectual Property and the right to use any property including machines and equipment (the “Property”) related to or involving the Intellectual Property which is in the possession of Infrared. CVSL may not license, assign or permit a third party to use the Intellectual Property without Infrared’s consent.

1.3      Scope

CVSL shall only use the Intellectual Property in connection with its normal business operations as it deems fit. The License in this Agreement is effective worldwide ("Licensed Territory") where export of International Traffic in Arms Regulation (“ITAR”) controlled equipment is allowed under applicable law including in compliance with US Commerce department export license requirements.

1.4      CVSL's Confirmation

CVSL confirms that it does not have any rights, titles or interests of the Intellectual Property except the rights, titles and interests provided for under this Agreement. CVSL acknowledges that Section 510(k) of the Food, Drug and Cosmetic Act requires device manufacturers who must register to notify the Food and Drug Administration (“FDA”) of their intent to market a medical device at least 90 days in advance.  CVSL understands that while the FDA 510k is transferrable, CVSL must satisfy the requirements of the FDA as a medical device manufacturer independently in order to maintain the FDA 510k.  It also understands that it must register and maintain registration with the FDA annually and pay the required registration fee to do so.

1.5      Prohibitions

CVSL undertakes that, at any time either during or after the Term, it shall not commit any act which affects the rights of Infrared in relation to any of the Intellectual Property or which damages the reputation of Infrared.

2.1      Consideration for the Grant of License

As consideration for the execution of this Agreement and the grant of the license, CVSL shall pay a licensing fee of $250,000 (the “Licensing Fee”). Of this amount, a non-refundable payment of $175,000 has been delivered to Infrared.  The balance of $75,000 shall be paid to Infrared upon the earlier of (i) CVSL receiving funding in the amount of at least $500,000; or (ii) July 11, 2013.

2.2      Default

If the final payment of $75,000 is not paid to Infrared when due then Infrared’s grant of the license to CVSL for the Intellectual Property shall immediately terminate. In the event of such termination (i) Infrared shall hold all interests in the Intellectual Property; (ii) CVSL will hold no interest or license to the Intellectual Property; and (iii) CVSL will have no interest or claim for the non-refundable payment of $175,000 made to Infrared.

3.      Option to Purchase

CVSL shall have an option (the “Option”) to acquire the Intellectual Property at the price of $250,000 (the “Acquisition Fee”) upon payment of the Acquisition Fee.  The Option may be exercised by CVSL at any time prior to July 11, 2013, upon payment of the Acquisition Fee and the remaining $75,000 representing payment of the balance of the Licensing Fee set forth in Section 2.1 hereto. Upon exercise of the Option, Infrared will sell, transfer and assign to CVSL all right, title and interest in the Intellectual Property executing and delivering an Assignment Agreement in the form of Exhibit A attached to this Agreement.

3.1     Goodwill
CVSL recognizes the value of the goodwill associated with the Intellectual Property and the relevant rights, and acknowledges that the Intellectual Property and goodwill (including but not limited to the goodwill deriving from CVSL's use) pertaining thereto shall be the sole and exclusive property of Infrared except as set forth herein.

4.       Confidentiality
CVSL shall protect and maintain the confidentiality of any and all confidential data and information, including without limitation all technological, financial, human resource, strategic and any other relevant information of the other Party, acknowledged or received by CVSL by accepting licensing of the Intellectual Property from Infrared (collectively the "Confidential Information"). Upon termination or expiration of this Agreement, CVSL shall, at Infrared's option, return all and any documents, information or software containing any of such Confidential Information to Infrared or destroy it and delete such Confidential Information from any electronic devices. CVSL shall not disclose, grant or transfer any Confidential Information to any third party and will not use the Confidential Information without Infrared's written consent. CVSL shall disclose the Confidential Information to the necessary employees, agents or consultants using measures reasonably calculated to ensure the security of the Confidential Information, and shall urge the necessary employees, agents or consultants to observe the obligations under this Agreement.  The foregoing limitations shall not apply to: (i) Confidential Information has that become available to the public and such availability was not due to CVSL's disclosure of it (ii) Confidential Information that CVSL received directly or indirectly from other sources; or (iii) Confidential Information that CVSL is required by law to disclosed, or which CVSL discloses to its legal or financial advisors.

5.        Representations and Warranties
5.1      Infrared represents and warrants as follows:

(i)  Infrared is a corporation duly registered and in good standing under the applicable laws of the State of Delaware;

(ii)  Infrared, subject to its business scope, has full right, power, authority and capacity and  all necessary consents and approvals of any third party and government authorities to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

(iii) upon its execution, this Agreement will constitute a legal, valid and binding Agreement of Infrared and will be enforceable against Infrared in accordance with its terms;

(iv)  Infrared is the lawful owner of the Intellectual Property. Infrared shall have sole and exclusive rights and interests in any intellectual property rights (including without limitation to copyright, trademark right, patent, know-how and trade secrets, etc.) in connection with the Intellectual Property. Infrared has good and marketable title to all the Intellectual Property, free and clear of all liens, charges and encumbrances and no one except Infrared has any license or other right to use or acquire the Intellectual Property.

(v) Infrared has full right, power and authority to license and upon exercise of the  Option will have the full right power to transfer, assign and sell the Intellectual Property to CVSL as contemplated by this Agreement and to carry out the terms and provisions of this Agreement including the Option without the need for any action, consent, approval or release of any third party, and carrying out of the terms and provisions of this Agreement  and the Option will not conflict with, or result in a breach of the terms or provisions of, nor be an event of default under, any contract, lease or Agreement or other obligation to which any of Infrared is bound.

(vi)To the knowledge of Infrared, CVSL, by using the Intellectual Property, will not infringe any third party's rights or interest.

(vii) There is no litigation or dispute (including, without limitation by any former employer or customer of any of Infrared) arising from, or relating to, any of the Intellectual Property pending, or to the knowledge of Infrared, threatened. To the knowledge of Infrared, there is no basis for any such litigation or dispute, including, without limitation.

(viii) Infrared has taken all actions and obtained all consents and approvals required to authorize entering into and execution and performance of this Agreement and the Option.

(ix) Infrared has not granted, and will not grant to any third party, any license, sublicense, option or other rights to any of the Intellectual Property while this Agreement is in effect.

(x) All the Intellectual Property is the original work of Infrared or its officers, directors, contractors and/or employees of Infrared, who have assigned all rights to the Intellectual Property to Infrared.

5.2      CVSL represents and warrants as follows:

(i) CVSL is a Florida Corporation;
(ii) CVSL, subject to its business scope, has full right, power, authority and capacity and all necessary consents and approvals of any third party and government authorities to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;
(iii) CVSL will not use or authorize the use of any Intellectual Property or symbols which CVSL judges, at its sole discretion, to be similar to the Intellectual Property and could cause confusion; and
(iv)  the Agreement is a legal, valid and binding Agreement of CVSL and will be enforceable against CVSL in accordance with its terms upon its execution.

6.	CVSL further represents and warrants as follows

6.1      CVSL agrees that it will not, during the term of this Agreement, or thereafter, attack the rights of Licensing or any rights of Infrared in and to the Intellectual Property or attack the validity of this Agreement, or otherwise take or fail to take any action that impairs such rights or license.

6.2      CVSL agrees to assist Infrared to the extent necessary in the procurement of any protection or to protect any of Infrared's rights to the Intellectual Property. In the event any third party lodges a claim concerning the Intellectual Property, CVSL, if it so desires, may commence or prosecute any claims or lawsuits in its own name or in the name of Infrared or join Infrared as a party thereto. In the event any third party infringes on the above mention Intellectual Property, CVSL shall notify Infrared in writing of any infringements, or imitation by others of the Intellectual Property which may come to CVSL's attention, and CVSL shall have the sole right to determine whether or not any action shall be taken on account of any such infringements.

6.3      CVSL agrees to use the Intellectual Property only in accordance with this Agreement and shall not use the Intellectual Property in any way that, in the opinion of Infrared, is deceptive, misleading or damaging to the Intellectual Property.

6.4      Without Infrared's consent, CVSL may, at its discretion,  modify, improve or develop the Intellectual Property in any manner. CVSL agrees that if there are any results from its modification or improvement to the licensed technology or any new technology developed based on the licensed technology (collectively "Improved Technology"), any ownership (including without limitation copyright) of such Improved Technology as well as any rights and interests relating to such ownership shall belong to CVSL.

7.	Quality

CVSL shall use its best efforts to ensure that its operations protect and enhance the reputation of the Intellectual Property.

8.	Promotion Material

In all cases where CVSL makes promotion material involving the Intellectual Property, the production costs of such material thereof shall be borne by CVSL. All copyrights or other intellectual property rights of such material concerning the Intellectual Property thereto shall be the sole and exclusive property of CVSL whether developed by Infrared or CVSL. CVSL may advertise or publicize any of the Intellectual Property on radio, television, newspapers, magazines, the Internet and with such promotional materials as it deems fit without the prior written approval of Infrared.

9.	Effective Date and Term

9.1      This Agreement shall be effective as of July 11, 2011 (the “Effective Date”)  and expire on July 11, 2021 unless earlier terminated as set forth in this Agreement.

9.2      Unless any other provisions are set forth in written form, this Agreement shall be applicable to any other intellectual property rights licensed to CVSL within the term of this Agreement.

9.3      This Agreement shall be extended for 5 (five) years upon Agreement of both Infrared and CVSL.

10.	Securities and Exchange Commission 8-K Filing

Upon execution of this Agreement, CVSL shall, in compliance with SEC rules and regulations, make an 8-K filing disclosing this Agreement.

11.	Termination

11.1             Without prejudice to any legal or other rights or remedies of the party that requests for termination of this Agreement, any party has the right to terminate this Agreement immediately with written notice to the other party in the event the other party materially breaches this Agreement and fails to cure its breach within 30 days from the date it receives written notice of its breach from the non-breaching party.

11.3             Article 3, 4, 6, 16 and 17 shall survive the termination or expiration of this Agreement.

12.	Force Majeure

12.1             Force Majeure means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care including but not limited to the acts of governments, nature, fire, explosion, typhoon, flood, earthquake, tide, lightning and war. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The party affected by Force Majeure shall notify the other party without delay.

12.2             In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure, and the affected party will not be responsible to such performance and will only be responsible to the delayed parts of performance. After the event of Force Majeure is removed, both Infrared and CVSL agree to resume the performance of this Agreement with their best efforts.

13.	Notices

Notice or other communications required to be given by any party pursuant to this Agreement shall be written in English and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address set forth below.

Computer Vision Systems Laboratories Corp.
101 Plaza Real South, Suite 201 South
Boca Raton Florida 33432

 Infrared Sciences Corp,
167 Constantine Way,
Mount Sinai, NY 11766

14.    Re-Transfer,  Re-License

CVSL agrees that it will not assign, lease or pledge this Agreement to any third party without the written consent of Infrared.

15.	Applicable Law

The execution, validity, performance, interpretation and any disputes in respect of this Agreement shall be governed and construed by the laws of the state of Florida.

16.	Amendment And Supplement

Any amendment and supplement of this Agreement shall come into force only after a written Agreement is signed by both Infrared and CVSL. The amendment and supplement duly executed by both Infrared and CVSL shall be part of this Agreement and shall have the same legal effect as this Agreement.

17.	Entire Agreement

This Agreement and all the Agreements and/or documents referenced or specifically included herein constitute the entire Agreement between Infrared and CVSL in respect of the subject matter hereof and supersede all prior oral or written Agreements, contract, understanding and correspondence among them.

18.	Severability

Any provision of this Agreement that is invalid or unenforceable due to the violation of relevant laws in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

19.	Waiver

Any waiver of any rights, powers, or privileges under this Agreement shall not be deemed as a waiver of those rights, powers or privileges hereunder in the future or any other rights, powers or privileges hereunder then or in the future. Any whole or partial performance of any rights, powers, or privileges hereunder shall not exclude the performance of any other rights, power, or privileges hereunder.

IN WITNESS WHEREOF, Infrared and CVSL hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

Infrared Sciences Corp.

By:
Thomas A. DiCicco President

Computer Vision Systems Laboratories Corp

By:
Michael DiCicco Vice-President

EXHIBIT A
ASSIGNMENT AGREEMENT

This agreement (the "Agreement") is made and entered into as of the __ day of ______, 20__, by and between Infrared Sciences Corp (“Infrared”)  and Computer Vision Systems Laboratories Corp (CVSL).

W I T N E S E T H:

WHEREAS, pursuant to an Agreement dated July 11, 2011(the "License and Option Agreement") Infrared granted CVSL an option to purchase and a license to use, modify, and commercialize certain property and intellectual property (the “Option”);

WHEREAS, CVSL has exercised the Option and  Infrared  desires  to sell and assign to CVSL all of its right, title, and interest in and to all of the property and Intellectual Property as set forth in the License and Option Agreement;

WHEREAS, the parties hereto wish evidence sale and assignment of the Intellectual Property by executing and delivering this assignment (the “Assignment”);

NOW THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. TRANSFER AND ASSIGNMENT

1.1. "Property" means all property of Infrared including machines and equipment (the “Property”) related to or involving the Intellectual Property which is in the possession of Infrared. Without Infrared's consent, CVSL may license, assign and permit a third party to use the Intellectual Property at its discretion.

1.2.  ”Intellectual Property” shall mean the following:
(i) Infrared Sciences, Sentinel Breast Scan and BreastScan IR trademarks and service Marks;
(ii) FDA 510(k) Clearance and CE Mark; and
(iii) Sentinel BreastScan imaging system.

Intellectual Property shall also mean and include the any and all patents, copyrights, trade secrets, firmware, trade or service names and marks and other legal rights to own and/or use, or to exclude others from ownership or use, (and all applications for any of the foregoing) that relates to, consists of, comprises, incorporates, embodies or otherwise relates to the Property; and shall also mean and include all inventions, proprietary data, information know-how, show-how, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, whether known, owned or controlled by, or licensed (with the right to sublicense) to Infrared including knowledge, experience and all skills which relate to or are useful for the research, development, manufacture, use or commercialization of the Property, including, without limitation, Technical Data, experience and skills, whether or not the same could be, or has been, recorded in writing or otherwise recorded.

1.3 Consideration.  As consideration for the Assignment and contemporaneously with the execution of this Agreement, CVSL shall deliver the sum of $250,000 to Infrared in exchange for the conveyance of the Intellectual Property and any amounts due pursuant to the License and Option Agreement.

1.4. Conveyance of Rights. Infrared hereby transfers, grants, conveys, assigns, and relinquishes exclusively to CVSL all of Infrareds' right, title, and interest in and to the Property and Intellectual Property, in perpetuity or for the longest period of time otherwise permitted by law.

1.5. Further Assurances. Infrared shall execute and deliver, from time to time after the date hereof upon the request of CVSL, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the transfer of ownership of all the Intellectual Property to CVSL, or the original ownership of all the Intellectual Property on the part of CVSL, to the fullest extent possible. Infrared therefore agrees to: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Intellectual Property; (b) provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of  CVSL and to the Intellectual Property; and (c) perform any other acts deemed necessary to carry out the intent of this Agreement.

1.6. Acknowledgment of Rights. In furtherance of this Agreement, Infrared hereby acknowledge that, from this date forward,  CVSL has succeeded to all of Infrareds' right, title, and standing to: (a) receive all rights and benefits pertaining to the Property and Intellectual Property; (b) institute and prosecute all suits and proceedings and take all actions that  CVSL, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Assets; and (c) defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as  CVSL, in its sole discretion, deems advisable.

1.7. Materials. Infrared shall immediately deliver to  CVSL all materials and work product in Infrareds' possession or within Infrareds' control (including all copies thereof) relating in any way to the Property and Intellectual Property.

1.8. Power of Attorney. To effectuate the terms of this Assignment Agreement, Infrared hereby names and irrevocably constitutes and appoints CVSL, with the full power of substitution therein, as Infrareds' true and lawful attorney-in-fact to exercise the rights assigned hereby.

SECTION 2. MISCELLANEOUS
2.1 Notices. All necessary notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if (i) hand-delivered or (ii) one (1) business day after deposited with a reputable overnight courier service, addressed as follows or addressed to such other addresses as any party shall designate from time to time by giving written notice in accordance with the provisions of this subsection:

Computer Vision Systems Laboratories Corp.
101 Plaza Real South, Suite 201 South
Boca Raton Florida 33432

 Infrared Sciences Corp,
167 Constantine Way,
Mount Sinai, NY 11766

2.2 Expenses. The parties agree to pay the cost of their own legal fees and other expenses incurred in the negotiation, drafting, execution and consummation of this Agreement and the closing of any purchase hereunder.

2.3 Governing Law Arbitration and Venue. This Agreement is governed by Florida Law.

2.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

2.5 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

2.6 Amendment and Decisions by Infrared. This Agreement may be amended, modified or terminated only by a written instrument duly executed by CVSL and Infrared.

2.7 Entire Agreement. With respect to the subject matter hereof, this Agreement and the Agreements that are exhibits to this Agreement contains the entire understanding of the parties and there are no Agreements or undertakings among the parties other than as expressly set forth in this Agreement. With respect to its subject matter, this Agreement and the Agreements that are exhibits to this Agreement supersede any prior understanding or Agreements of the parties. There are no conditions precedent or subsequent to the effectiveness of this Agreement except as stated in or incorporated by reference into this Agreement and the Agreements that are exhibits to this Agreement. All prior negotiations, understandings, terms and conditions are merged in this Agreement and the Agreements that are exhibits to this Agreement.

2.8 Third Parties. Nothing in this Agreement shall be construed as giving any person, firm, or other entity other than the parties to this Agreement and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or any of its provisions.

2.9 Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective heirs and legal representatives. This Agreement may not be assigned by any party.

2.10 Specific Performance. The parties each agree that they will be irreparably damaged in the event that this Agreement is not specifically enforced and, accordingly, all obligations to perform under this Agreement by any party hereto, shall be enforceable by the other parties hereto by a decree of specific performance.

2.11 Delay Not Waiver. Any delay in enforcing a party's right under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, except only as to an express written and signed waiver to a specific matter for a specific period of time.

2.12 Counterparts. This Agreement may be executed in one or more counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The parties hereto agree that facsimile signatures shall be as effective as if originals.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement under seal the day and year first above written.

 Infrared Sciences Corp.

By:
Thomas A. DiCicco President

Computer Vision Systems Laboratories Corp

By:
Michael DiCicco Vice-President